PRESS RELEASE

  For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/ Marybeth Csaby
CEO and President	KCSA Worldwide
+1-775-356-9029	+212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com

Ormat Technologies, Inc. Announces Preliminary Estimate of Results

for the First Quarter of 2007 and Other Developments

RENO, Nevada, April 30, 2007 — Ormat Technologies, Inc. (NYSE: ORA) today announced that it expects to report a net loss in the range of $5.5 to $6.5 million, or a loss of $0.14 to $0.17 per share for the first quarter of 2007. The net loss is mainly due to the cumulative effect of several unrelated events that occurred during the first quarter, as described below:

•

Increase in maintenance costs incurred in the Heber 1, Puna and Ormesa projects, in part due to maintenance overhauls that are scheduled every four to five years and in part due to accelerated maintenance costs to assure higher well availability in the summer months when electricity rates paid under the relevant power purchase agreements are higher. Additionally, in the case of Heber 1, there also was a reduction in revenues during the overhaul period.

•

Reduction in revenues as a result of an unforeseen delay, mainly relating to permitting, in completion of the Galena 2 and Steamboat Hills projects, which have now received the necessary permits and are currently in acceptance tests; and a reduction in revenues due to a failure of turbines, not manufactured by us, at the Steamboat 2 and 3 project.

•	A delay in Products Segment revenue recognition from the first quarter to subsequent quarters of 2007, as well as higher than expected construction costs related to this segment.

The Company also incurred settlement expenses of an outstanding dispute regarding royalty payments claimed in respect of its Steamboat 1 project.

The Company expects to be profitable for the remainder of its fiscal year and believes that its business and prospects remain strong.

The Company also announced that it has completed the construction of an additional 10MWs at its Ormesa complex bringing the Ormesa complex to its full generating capacity of 57 MW.

As previously announced, Ormat will release first quarter 2007 financial results on May 8, 2007 following the close of the market. In addition, Ormat will hold a conference call to discuss the results of the quarter at 9 AM EDT on May 9, 2007 for interested parties.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants. Ormat is a pioneer in Organic Rankine Cycle (ORC) technology and a leader in the manufacture of ORC power equipment.

It also designs, develops and builds, and owns and operates, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by approximately 70 patents. Ormat currently operates the following geothermal power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna and Steamboat; in the Philippines — Leyte; in Guatemala — Zunil; in Kenya — Olkaria; and in Nicaragua — Momotombo. In the U.S., Ormat owns and operates four OREG1 Recovered Energy Generation plants.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2007.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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